Exhibit 99.1

News Release

Investor Contacts:

Crescendo Communications
T: 844-589-8760
mnga@crescendo-ir.com

US Patent and Trademark Office Issues MagneGas Corporation Ground Breaking Patent

The First Patent Granted Surrounding the Theory of the “MagneCule” has application in Fuel Cells, Space Propulsion and Transportation

TAMPA, Florida, July 26, 2017 -- MagneGas Corporation (“MagneGas” or the “Company”) (NASDAQ: “MNGA”), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that following an extended patent application and review process the US Patent and Trademark Office has issued a patent on the theory behind the “MagneCule". This theory relates to the effect that the patented MagneGas™ systems have under certain conditions and feedstocks and the use of energy in a manner that changes the shape of affected molecules thereby changing their bonding mechanisms from a valence bond to a bond based on the magnetic attraction of nuclei. This in turn allows for a high density of molecules which are packed closer together to provide a greater energy footprint than those same molecules, particularly hydrogen molecules, than when using traditional valence bonds.

Numerous higher density hydrogen applications:

Fuel cells: Current fuel cells have significant range limitation based on the density of conventional hydrogen. The unique hydrogen produced under the MagneCule patent should be able to pack more energy into the same fuel cell. With certain feedstocks the production of our unique hydrogen would allow an increase in the range capability of current fuel cell technology with little or no development in the fuel cells themselves.

Rocket Propulsion: The significant increase in orbital and other rocket launches have limitations based on the space, density and compressibility of hydrogen and oxygen which limit cargo and add significant cost. The ability to pack more hydrogen energy into similar sized rocket modules could extend payloads and reduce the costs of the burgeoning national and private rocket industries.

Transport Industries: Fuel additives in the gasoline and diesel markets have become commonplace in order to improve combustion characteristics and reduce carbonization of combustion chambers. Hydrogen and oxygen treated in the MagneGas process has exhibited qualities that facilitate its addition to fluids which remain in suspension. This would improve combustion efficiency for these key fuels which are under pressure to keep pace with increasingly strict global emission standards.

“Following a lengthy process we are proud to announce that MagneGas Corporation has been granted a patent on the MagneCule theory,” commented Ermanno Santilli, CEO of MagneGas. “The theory and process of the MagneCule has been studied for years at MagneGas Corporation and we believe there are numerous applications in the energy, transportation and space industries associated with increasing the energy density of fuels or as an additive to currently used fuels. We believe that as these industries are under pressure to innovate, our newly released patented technology places us in an ideal position to provide value added innovation to numerous applications.”

“Given the magnitude of the opportunity and far reaching applications of this patent MagneGas Corporation will explore low cost proof of concept developments and licensing opportunities which in some case leverage our existing connections in the targeted industries of fuel cell, rocket propulsion and transportation.” commented Scott Mahoney, CFO of MagneGas. “We believe that an approach which is not particularly capital intensive would allow us to penetrate one or all of these industries and leverage our other existing patents in a far faster timeframe and at a lower cost with large, established corporate partners.”

About MagneGas Corporation

MagneGas® Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company's testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs.  The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications.  For more information on MagneGas®, please visit the Company's website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributor, ESSI (Equipment Sales and Services, Inc). ESSI has four locations in Florida and distributes MagneGas2®, industrial gases and welding supplies. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The Company is currently using virgin vegetable oil to produce fuel while it configures its systems to properly process waste within local regulatory requirements.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.